Exhibit 99.1

Coldwater Creek Negotiates Credit Facility Amendment

SANDPOINT, Idaho, April 21, 2008 – Coldwater Creek Inc. (Nasdaq: CWTR) announced today that it has successfully amended the terms of its $60 million five-year revolving credit facility with Wells Fargo Bank.

Tim Martin, Coldwater Creek’s Chief Financial Officer, said, “We are pleased to continue our long relationship with Wells Fargo Bank and appreciate their confidence in Coldwater Creek.  They have been valuable in assisting us, as we execute our long-term growth plan.”

The amendment provides the Company with additional operating flexibility by reducing the quarterly fixed charge coverage requirement for the remainder of fiscal 2008.  The Company also agreed that it will not repurchase Coldwater Creek stock prior to May 2, 2009 and will maintain liquidity of at least $30 million through April 2009.  The amount available under the facility and the term were unchanged by the amendment.

At the end of fiscal 2007, the company had $62.5 million in cash, $115.8 million in working capital and no borrowings under its bank facility.  The Company believes that the cash-on-hand and working capital, along with cash flow from operations will be sufficient to fund operations and anticipated capital expenditures as the Company continues to expand its retail channel in fiscal 2008.

Coldwater Creek is an integrated, multi-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores across the nation, an e-commerce Web site at www.coldwatercreek.com, and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our ability to fund operations and fund capital expenditures. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include such factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

CONTACT:           Marie Hirsch, Director of Investor Relations

Phone: 208-265-7354

Web site:  http://www.coldwatercreek.com /